UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 16, 2010

EQUUS TOTAL RETURN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	814-00098	76-0345915
(State or Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

Eight Greenway Plaza, Suite 930, Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (713) 529-0900

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2010, Equus Total Return, Inc. (“Equus” or the “Fund”) executed a consulting agreement (“Consulting Agreement”) with John A. Hardy, the Fund’s Executive Chairman.  The Consulting Agreement provides for base compensation to Mr. Hardy of $200,000 per annum and an annual bonus based upon achievement of certain criteria.  The bonus is subject to an annual cap of $150,000, and any bonus earned that exceeds the cap will be carried over into subsequent fiscal years.  If the Consulting Agreement is terminated without cause, as defined therein, Mr. Hardy will be entitled to receive one year’s base consulting fee, together with all bonuses earned up to the date of termination.  Mr. Hardy is not entitled to participate in any employee-related benefits, including health, life and disability plans, of the Fund.

On December 22, 2010, the Fund executed an employment agreement (“Employment Agreement”) with S. J. Brown, the Fund’s Chief Investment Officer.  The Employment Agreement provides for a base salary of $225,000 per annum and an annual bonus based upon achievement of certain criteria.  The bonus is subject to an annual cap of $50,000.  The Employment Agreement also entitles Mr. Brown to participate in various health and incentive compensation plans as and when adopted by the Fund, and further provides for payment of base salary in the event that Mr. Brown’s employment is terminated without cause or for good reason as defined therein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On December 16, 2010, the Equus Board of Directors (“Board”) approved an amendment to Section 6.1 of the Fund’s Bylaws, effective immediately, providing specific authorization to the Board to appoint an Executive Chairman and Chief Investment Officer, as well as other such officers as the Board may elect or appoint.  Prior to the amendment, in addition to the offices of CEO, President, Vice President, Secretary, and Treasurer, the Board was entitled to generally appoint other such officers as it deemed necessary.  In approving the amendment, the Board also approved a restatement of the Fund’s Bylaws in its entirety.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits.

3(ii)           Amended and Restated Bylaws of Equus Total Return, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equus Total Return, Inc.

Date: December 22, 2010	By:	/s/ Kenneth I. Denos
Name: Kenneth I. Denos
Title: Secretary